Exhibit 99.1

Plains Capital Corporation Files Registration Statement with the SEC for an Initial Public Offering

Dallas, Texas. – August 26, 2009 – Plains Capital Corporation, the financial holding company for PlainsCapital Bank, PrimeLending, a PlainsCapital Company, and First Southwest Company, announced today that it has filed a Form S-1 registration statement with the U.S. Securities and Exchange Commission for a proposed initial public offering of shares of its common stock. The offered shares will include shares to be newly issued by Plains Capital Corporation as well as shares to be sold by certain current shareholders of the company.

The number of shares to be offered and the price range for the proposed offering have not yet been determined. The company expects to use the net proceeds it receives from the offering to redeem the preferred stock that it issued to the U.S. Treasury pursuant to the U.S. Treasury’s Capital Purchase Program, repay certain existing debt and support and enhance operations.

Plains Capital intends to apply to list the common stock on The New York Stock Exchange under the ticker symbol “PCB.”

J.P. Morgan will act as the sole book-runner for the proposed offering and Fox-Pitt Kelton Cochran Caronia Waller, Keefe, Bruyette & Woods and Stephens Inc. are acting as co-managers for the offering.

The offering will be made by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Attention: Prospectus Department, telephone: (718) 242-8002.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements regarding our expectations concerning the use of the net proceeds from the offering and the listing of our common stock. Such statements reflect the current view of Plains Capital Corporation with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider these various factors that may cause our actual results to differ materially from any forward-looking statements. Readers should carefully review the risk factors detailed under “Risk Factors” in our Form 10, as amended, Form 10-Q and other Securities and Exchange Commission filings. These filings can be obtained by contacting Plains Capital Corporation’s Investor Contact.

Contact:

Plains Capital Corporation

Isabell Novakov, Vice President, Investor Relations

investor.relations@plainscapital.com or 214-252-4155